Exhibit 99.5

Press Information 2211 H. H. Dow Way Midland, MI 48674 dow.com

Dow expands Propylene Glycol capacity in Thailand

Increased capacity to advance downstream propylene glycol growth in personal care, pharmaceutical, food and flavor & fragrance markets

MIDLAND, Michigan – May 16, 2024 – Dow (NYSE: DOW) announced today the start-up of its propylene glycol (PG) capacity expansion at its integrated manufacturing facility in Map Ta Phut, Rayong, Thailand. The low capital intensity, higher-return, incremental investment increases propylene glycol capacity by 80,000 tons per year, which brings the total output to 250,000 tons per year, making the Dow Map Ta Phut PG manufacturing facility the largest of its kind in Asia Pacific.

The back-integration at the Map Ta Phut site provides a cost competitive supply of key upstream PG raw materials such as propylene oxide (PO) and ensures a reliable supply position to aid growth in downstream high-value PG markets.

“As one of the fastest growing and most dynamic regions in the world, this capacity expansion helps strengthen our innovation and manufacturing capabilities for our customers in Asia Pacific and beyond,” said Jane Palmieri, president of Industrial Intermediates & Infrastructure. “The expansion at our Map Ta Phut site not only optimizes our existing asset infrastructure, but also enhances our regional and global leadership position in the industry, allowing us to better serve our customers.”

Dow’s leading propylene glycol franchise upgrades basic chemical building blocks to produce high-quality ingredients for cosmetics, food, pharmaceuticals, and many other products for everyday use. The company is advancing sustainable PG production using lower carbon energy sources, and by implementing the use of bio-circular and circular feedstocks using the mass balance approach under ISCC PLUS certification at PG manufacturing facilities worldwide. To date, Dow has launched new PG solutions with externally verified sustainability benefits in North America, Europe, and Latin America. Dow plans to secure ISCC PLUS certification of the Map Ta Phut PG facility by the end of 2024.

Discover more about Dow propylene glycol solutions.

About Dow

Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 31 countries and employ approximately 35,900 people. Dow delivered sales of approximately $45 billion in 2023. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

For further information, please contact:

Sarah Young
Dow 989.638.6871
Syoung3@dow.com

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